Exhibit 5.1

January 25, 2012

Mid-Con Energy Partners, LP

2501 N. Harwood Street, Suite 2410

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), covering 1,764,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the Mid-Con Energy Partners, LP Long-Term Incentive Program (the “Plan”).

As the basis for the opinion expressed herein, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), regulations, corporate records and documents, certificates of partnership and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that when the Common Units shall have been duly registered on the books of the transfer agent and the registrar therefor in the name or on behalf of the recipient, and have been issued by the Partnership against payment therefore in the circumstances contemplated by the Plan, assuming in each case that individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership and the Common Units will be and validly issued and fully paid, and the Plan participants will have no obligation to make payments to the Partnership or its creditors (other than the purchase price for the Common Units) or contributions to the Partnership or its creditors solely by reason of the purchaser’s ownership of the Common Units, except as may be affected by the matters described below:

(a) If a court were to determine that the right or exercise of the right provided under the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) by the holders of Common Units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement constitutes “participation in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner.

(b) Under Section 17-607 of the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

(c) Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership of Mid-Con Energy Operating, LLC or otherwise, it were determined that the Partnership was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action under the Partnership constitutes or constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the obligations of the Partnership under the law of that jurisdiction to the same extent as the General Partner under the circumstances.

We express no opinion other than as to the federal laws of the United States and the Delaware Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ GableGotwals